Exhibit 99.1

TENFOLD CORPORATION

Moderator: Robert Felton

August 1, 2007

4:00 pm CT

Coordinator: Good afternoon. I would like to thank all participants for standing by. Hello and welcome to the TenFold Corporation's Q2 2007 Financial Results Conference Call.

At the request of TenFold Corporation this conference is being recorded for instant replay purposes. As a reminder, following today's presentation we'll be conducting a question and answer session. At that time you may press star 1 on your touchtone phone if you have a question.

At this time I would like to turn the conference over to Mr. Robert P. Hughes, Chief Financial Officer and Chief of Staff. Sir you may begin.

Robert Hughes: Thank you. Good afternoon and welcome to TenFold's Conference Call. I'm Robert Hughes, TenFold's Chief Financial Officer and Chief of Staff. Joining me today is our Chairman, President, and CEO, Robert Felton.

Today we filed our Form 10-Q for the second quarter of 2007 with the SEC and issued a press release describing our financial results. You can find the press release posted on our Web site and financial sites like Yahoo Finance and MSN Money.

On today's call Bob will review our results and sales and other activities and then take your questions.

As we share information today to help you better understand our business it's important to note that we'll make statements in the course of this conference call that state our intentions, hopes, beliefs, expectations, or predictions of the future. These constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act. TenFold's actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statement is contained from time to time in documents that we file with the SEC, including but not limited to our most recent reports on form 10-Q, 10-K, and 8-K.

Now I'd like to take just a few moments to summarize our financial results for you.

For the three months ending June 30, 2007 we reported revenues of $1.6 million, an operating loss of $1.2 million, net loss $1.2 million, resulting in a diluted loss per common share of $0.03. Our ending cash balance was $1.7 million and net cash used in operating activities for Q2 was $1.4 million.

This compares to revenues of $710,000, an operating loss of $1.7 million, a net loss of $1.7 million, a diluted loss per common share of $0.04, and net cash used in operating activities of $1.9 million for Q2 of 2006.

Operating expenses for the three months ended June 30, 2007 and 2006 include $519,000 and $360,000 respectively of stock option related charges.

For the first half of 2007 we reported revenues of $3.4 million, an operating loss of $2.2 million, a net loss of $2.1 million, resulting in a diluted loss per common share of $0.05.

This compares to revenues of $1.3 million, an operating loss of $3.6 million, a net loss of $3.6 million, a net loss applicable to common shareholders of $5.3 million, and a diluted loss per common share of $0.11 for the first half of 2006.

Operating expenses for the six months ended June 30, 2007 and 2006 include $1.1 million and $862,000 respectively of stock option charges.

Please see our 10-Q and 10-K for more information generally, including important information about risks and challenges that we face, including our limited cash resources.

Now let me turn the call over to Bob for an update on sales and other activities.

Robert Felton: This is Bob Felton. Well I am certainly not pleased with our performance from a cash flow perspective this quarter. It's not what we planned. It's not what I consider acceptable performance.

However, I am pleased with the pipeline of business that we have now built and I expect that given we close some of that business soon, some of which we already have formally proposed, that we should significantly reduce that negative cash flow in Q3 and move into Q4 with an even stronger momentum.

As you may remember at our Earnings Call last quarter I provided a warning and would like to repeat it here, not as an excuse but because it's still appropriate. I quote from our Q1 Earnings Call:

"As we reviewed Q2 and what we needed to do to be prepared for the potential business that we are seeing we made the decision to hire ahead of the curve and thus invest in our expected growth. I will discuss that anticipated business shortly but wanted all of you to know that because of our decision to staff for anticipated business we plan to use some additional cash in Q2 and that decision did in fact have some cash impact in Q1."

I want you to remember that this is a quote from last quarter.

"This use of cash", I continue to quote, "provides for hiring of additional staff and funding the support and equipment for them to be effective. Of course there is some risk that if we are unsuccessful in closing projected business we'll exacerbate the negative cash flow in the following quarters. But I am convinced the business is there for us to close so we're willing to take that risk to be in a position to properly staff the work that we close."

That risk warning unfortunately came to be true as we did not close as much projected business as we anticipated and it did exacerbate the problem. In retrospect my decision to get ahead of the staffing might be second guessed. But that is not the whole story.

As I also stated in my last Earnings Call and again I quote, "while my normally optimistic self wants to end my pipeline discussion here, we need to balance that optimism with the fact that sales were a little slower in Q1 than I would have liked and that trend has continued into Q2. Several companies that we were expecting to contract for significant business in Q1 had to delay their purchases for internal reasons and others who have committed to our approach and are just dragging out."

Again remember that this is a quote from last quarter. And I continue that quote, "in addition, building the right sales force has been more of a challenge than I anticipated and we have let individuals go when they did not perform. Not lost of our customers is our fragility as a company and we still suffer somewhat from our past. These objections are not insurmountable and I'm not offering them as an excuse. In fact our value proposition is so strong that it usually overcomes the perceived risk of doing business with us. But we want you to know that these challenges are a factor to be considered in our progress in ramping up our sales."

And that's the end of that quote. Those were two quotes from last quarter. And I would say that those challenges seem to not only continue but became exacerbated in Q2. We have tried to understand the root causes behind this slow down and there is no one thing to point to.

As I said above as we came into Q3 we seen a significant pickup in activity and we're cautiously optimistic about Q3 and Q4.

So the slow down in sales is the most significant factor in our cash burn for Q2 in that the business did not generate the cash that we expected.

But unfortunately our cash outflows in Q2 increased as well. First as I've already stated we invested in our hiring and training program and equipment for those consulting new hires. We planned on about that amount that we used. And if that was the total of negative cash flow I think that that was a good investment. But as I stated we did not generate enough business to cover our other cash needs and that made the problem worse. For now I do not plan on further hiring until we close significant sales and have significantly improved our cash performance.

We also invested to replace aging backup equipment in this quarter that had been delayed for years. In this case we had to replace equipment that had grown so old we could not reliably use it any more without the threat of significant degradation of our systems and backup. We could wait no longer and I authorized the expenditure.

We also experienced increases in outflows that we don't expect to repeat in Q3. In June we incurred unexpectedly large medical claims before our stop loss insurance kicked in to cover some of the remaining claims.

Q2 also includes some items that are typically higher in Q2 than in other quarters, including larger business insurance payments since our insurance renews each year in Q2, and higher legal related costs for publishing our annual proxy statement, for our recent annual stockholders meeting, and for some trailing legal costs for our 10-K and Registration Statement in Q1.

So to recap, we expect to improve our cash performance in Q3 by significantly increasing sales and reducing our cash outflows including suspending future hiring until sales improve.

I now want to comment further on our pipeline, in particular on our new offering that we discussed in detail in the last Earnings Call - our Strategic Master Planning offering. I indicated last time that we believe that as we get more customers to opt for our Strategic Master Planning services and adopt those plans as their IT strategy that this puts us in the position of trusted vendor and should provide us with predictable revenue streams from those customers. In the case of the two plans that we completed in June and presented in June and July, that is exactly what is happening. We have began work under those Strategic Master Plans and that should represent a stream of business on a go-forward basis that is largely contingent only on our performance and not our selling- and not on our selling each project one by one. In addition we're in the process of completing a master plan for another customer in early August and are discussing providing Strategic Master Planning services for several other of our customers. As we gain experience we're able to conduct these strategic master planning services more and more efficiently. We expect them to continue to drive business with our customers.

I also want to comment on our partner program that I discussed in some detail last time. I stated that we had established partnerships with two firms and that these activities were gathering momentum. I am pleased to be able to identify those partnerships now and they are Fujitsu Consulting Inc., the (US arm of Fujitsu), and RCK Associates, a Washington DC firm that is a certified Local Small Disadvantaged Business Enterprise (LSDBE) if you want the acronym within the District of Columbia. Press releases are being prepared on these partnerships and we will provide more detail in a press release once they are ready. We still do not have any signed contracts with prospects that we are pursuing with these partners but we are closer. I have said that "these types of deals typically take longer to develop than our own direct end user sales but we believe this approach has the possibility of becoming a major factor in future sales over time and therefore we are putting a lot of effort into it".

We continue to put a major amount of effort into those partnerships. We are identifying and pursuing business through these two partners and I expect to close at least one prospect that has been a result of our combined effort with each partner in Q3. In fact in just this last week I was in Washington DC twice pursuing such opportunities.

Our sales efforts outside those partnerships remains strong. We have submitted proposals to a number of prospects and are in the application call stage, which precedes a proposal, with a number of others.

In general the business that we have seen slipped in Q2 for many reasons has not necessarily gone away and we still expect the majority of it to close over time. These prospects range from multi-billion dollar revenue companies to those medium and small companies whose revenues are in the tens to hundreds of millions of dollars range.

We are delivering on our value proposition. I want to share with you two stories that highlight that delivery.

For a large trucking company in Utah and a company for which we developed a strategic master plan we are now embarking on the transformation of their legacy systems with our technology. In the middle of July we presented one of the strategic master plans. As part of that presentation we showcased a portion of the systems that we had just completed building and were in the "Try it - Improve it" phase of the project where the "True User Requirements" surface. You should note that this happens within weeks of starting the project as opposed to months or years with other application development tools and methodologies. As we demonstrated this application we were able to not only show a significant improvement in the functionality that is being delivered but we had already converted the data in the old system. so it was available to the customer. In one defining moment we started to conduct a search for carriers, that's trucking companies, that had over $1 million of insurance. The senior management of this trucking company advised us that we should modify our search as no company carried that much insurance. Continuing on we did the search, which by the way is an out of the box capability of our software, and low and behold up popped three companies that had that much insurance. The executives immediately began discussing why those other companies would do that. The point is that with the capability that we provided in the new system our customer already had significant increase in ability to search and refine their operations before we'd even finalized the system.

For a large electrical contracting company serving the utility industry we took on a project to replace an access database system that by their own admission would not scale. This is a proof of concept project. We were given three weeks to develop the replacement system based on our proposal that we could do it in that timeframe.

Exactly three weeks following the start of our project - July 2 in fact -, we demonstrated the completed system in their office much to the amazement of both their technical and operational people. This was aided by the fact that they made available their experts in the access system to work side by side with us to better define the replacement application and to ensure that it was not just a replacement application but it was positioned to meet their future needs. They have now indicated they want to continue- they want continued services and are discussing a legacy strategy replacement with us.

These are but two of our ongoing relationships with customers where we're delighting them on a daily basis. And we could not have such wonderful success stories without the intellect, devotion, and commitment to delighting our customers of the TenFold staff.

As you can tell from these successes our customers also continue to support both TenFold and our technology. They are realizing huge benefits from the introduction of our technology and serve as wonderful references for other prospects interested in our technology.

Finally, our investors continue to encourage me and support and introduce me to their friends, introduce their friends to TenFold, and generally continue to trust in our program as we move forward. I am especially appreciative of their patience in understanding what it takes to rebuild a company from the ground up and then allowing us the time to execute on our plans.

I've also been keeping you apprised of our new revamped web site and I'm pleased to say that we expect to release it this quarter. I believe it has a "wow" appeal and that it invites the visitor in and makes it easy to navigate and get the information that is needed to gain an understanding of TenFold in our technology.

Finally in conclusion I thank you all for your continued interest, support, advice and referral and will now take any questions you might have.

Coordinator: At this time if you would like to ask a question please press star 1 on your telephone keypad. Once again that is star 1 on your telephone keypad if you would like to ask a question. One moment while the questions register.

And we have our first question from (Michael Cohen) with (Persian).

(Michael Cohen): Hello Mr. Felton, how are you? My question - I have a few. First of all on the sales staff you hired are they consultants or are they full time employees of the Company?

Robert Felton: Full time employment -employees of the Company.

(Michael Cohen): Okay, would it be beneficial in the future for you to go with a consultant basis where it might be cheaper and just bene- I think, beneficial in the long run until you build up the pipeline that you're looking for.

Robert Felton: You know, we looked at that. I sort of - my philosophy in running a company is I don't just want their body and mind. I want their heart and soul. And the way you get their heart and soul is to hire them.

And the partnerships that we have and I just quoted came from one of the hires of sales and he's focused on partnerships and that's - the two partnerships there are a result of his focus, so.

(Michael Cohen): Okay, next question. You said that had a slight impact on the cash flow. Can you give us an idea of how much effect that had hiring the additional employees that the sales didn't come to fruition for?

Robert Felton: I didn't say slight impact. I said that it was the major factor in our cash flow in this last quarter - was the fact that we just didn't have the business to generate the cash flow.

(Michael Cohen): Okay. The credit crunch that's going on in the market now, does that have an effect or is that going to have a future effect on TenFold's operations?

Robert Felton: No I really don't think that that has any relation to us. But, you know, we're a technology company and, you know, we - the beginning of - we're having people have a little trouble adopting the technology because it's new and different. And even though the value proposition is great there's lots of people that like to continue to do what they do. So there's a lot of not-invented here going on.

You know, but those are the problems we face every day. And, you know, we just weren't able to get as much stuff closed in Q2 as we expected to.

(Michael Cohen): Okay. Now I missed last month's Conference Call but in the first Conference call you projected or were pretty confident that for year-end that you would be break even or profitable. Do you still believe that?

Robert Felton: I don't think we projected anything. Rob Hughes, can you help me with that?

Robert Hughes: Bob I don't have your remarks with me but I think you discussed improvement - improving cash flow and getting back to break even later in the year, but not for the year as a whole necessarily. But I don't have your remarks in front of me.

(Michael Cohen): No that - I asked the question twice. That's why I know it was a question that was asked and at that time you felt by the end of the year you would be break even or profitable. So I'm just asking you how your - and again it's not guaranteed, that is just your feeling. What's your feeling at this moment?

Robert Felton: The comment we made in my prepared statement was that we certainly believe that Q3 is going to be better than Q2 and that we'll go into Q4 with momentum and certainly our intent is to be at positive cash flow.

(Michael Cohen): Okay. Thank you for your answers and I wish you guys a lot of luck.

Robert Felton: I appreciate it. Thank you for your question.

(Michael Cohen): Okay.

Coordinator: Thank you. Our next question comes from Patrick Kennedy.

(Patrick Kennedy): Hello Robert. This is Pat Kennedy, a long time shareholder - never sold a share. I still believe in you. You're obviously working hard. My question is how far are you from breaking even? Is there a number? Do you need to do $2 million a month to basically break even?

Robert Felton: It's about - Rob Hughes, you can help me with this - it's about $2 million a quarter.

Robert Hughes: Well one way to look at it would be we burned $1.4 million in this last quarter and so that's what we need to make up and, you know, going forward.

(Patrick Kennedy): But the overall cash flow for a quarter is about...

Robert Hughes: ...the outflows are about $2.3 million.

Robert Felton: About 2.3, yeah, right. But remember we had some - as I mentioned we had some additional expenses in Q2 that burned cash that we won't have in Q3 or Q4 - significant additional expenses.

Robert Hughes: Right, so that 2.3 is what our projection is in round numbers for Q3. Q2 was higher than that.

Robert Felton: Yeah.

(Patrick Kennedy): So if you did $3-1/2 million you'd break even in Q3 or if - in a given quarter...

Robert Felton: Well remember, let's separate out cash flow which is what I worry about from what the P&L looks like.

(Patrick Kennedy): Right.

Robert Felton: So how you recognize this stuff in today's world is, you know, is a mystery that even our accountants can't solve. I mean they can solve it but they have to spend a lot of time as to how you recognize it. But we have to have enough cash in to have $2.3 million of cash come in so that we're cash flow break even. And that's what our focus has been and that's what our focus will continue to be from now on.

(Patrick Kennedy): But it doesn't sound like you're far off of that.

Robert Felton: Well we were $1.4 million off of it this quarter. Q4 of last year we broke even. Q1 we burned, what $600,000 Rob, I don't remember?

Robert Hughes: Yeah, something like that.

Robert Felton: Yeah, so the concern obviously is that we burned more cash in Q2 than we did in Q1 or in Q4 last year. And that's not a good trend, so that's the thing that I said I was concerned about and that's what I am concerned about and working real hard to not have - to not do that.

(Patrick Kennedy): Right, but it's not an insurmountable task. If you have a good quarter you guys can break even. If you do that three or four quarters in a row, you know, the instability effect goes away and you could increase sales from there, right?

Robert Felton: Absolutely.

(Patrick Kennedy): Okay, thank you.

Robert Felton: That's my - and that's our plan.

(Patrick Kennedy): Fantastic. Okay, keep up the good work. Thanks.

Robert Felton: Okay, thank you very much for your comment.

(Patrick Kennedy): Okay, bye.

Coordinator: Thank you. Our next question comes from Roy Kime, RCK Associates.

Roy Kime: Hi Bob, this is more of a comment than a question. I just wanted to talk about price in the market place. I've seen significant interest from the government and these things take time. As you know, we're in the process of being certified by several government agencies and just to let people understand that that is what's taking place.

Robert Felton: Well thanks so much for that Roy. And thanks for your partnership. We - as you know I really enjoy working with you. For those who are listening, Roy and I had a series of meetings a week ago and last was just this week. So Roy's working real hard with us and introduced us to some opportunities in the DC area. Thanks for being on the call Roy.

Roy Kime: Sure. You're quite welcome. Have a good time with it...

Coordinator: Thank you. Our next question comes from (Steve Tephalian), a private investor.

(Steve Tephalian): Hello Mr. Felton?

Robert Felton: Yeah.

(Steve Tephalian): My name is (Steve Tephalian) and my question for you is the increase of the authorized common and preferred shares from $120 million to $220 million and $2 million to $4 million respectively - is that in an - was that action taken in anticipation of needing a secondary offering before the next annual meeting or needing additional funds?

Robert Felton: No it wasn't and I've gotten that question a lot. And thank you here to again say it publicly. The Board felt like we should have it there just for, you know, just so that if we did need something we wouldn't have to go back and have an annual meeting or have a sto- shareholder meeting to get it approved.

(Steve Tephalian):A special meeting would end up...

Robert Felton: Exactly.

(Steve Tephalian): ...costing more money.

Robert Felton: Exactly. So it was merely for us to have it there. If there was some need we had no plans, idea, what have you. It was just merely a matter to have it there.

(Steve Tephalian): Okay, another question. Approxim- I think it was about two conference calls ago, I'm not sure if it was you that mentioned it but I believe it was you that J.P. Morgan Chase and Allstate were considering doing additional new business with TenFold. And the last conference call I was kind of expecting to hear an update on that and I heard nothing about it. Is there any status on that that can be shared with us?

Robert Felton: Sure. I didn't specifically mention it our last conference call or this one but we are - they are continuing customers. We are presently doing business with them on an ongoing basis with both of them.

(Steve Tephalian): Okay.

Robert Felton: And we've had ongoing business with Allstate for the last five quarters I believe and with J.P. Morgan Chase off and on. We did a major project for them Q4 and have done additional work in Q2.

(Steve Tephalian): Oh that's good news. I like to see the repeat business.

Robert Felton: Oh absolutely. That was...

(Steve Tephalian): Especially from a big company.

Robert Felton: Absolutely. And that's our intent. That's why the - I talked about the master planning and how that provides a continuous stream of business. But, you know, our history before had been that we would do a project and then we wouldn't do many more with them. And that's one of our criteria for (unintelligible) is the fact that we have continuing business with every one of our customers.

(Steve Tephalian): Very good. Do you think the free software has really made a lot of people that were skeptical more interested in learning about TenFold?

Robert Felton: I do believe since they released the Personal Edition has in fact helped us. We see people downloading it all the time. Whenever we get started with a new prospect immediately we see, you know, some number of their staff downloading our software. And so they get a chance to look at.

Our support staff is marvelous in that they can - they're - it's not just, you know, a phone in some other foreign country. It's people that really can help them and they call in on that if they run into a problem, and we're able to talk them through it and qualify them more and get them more interested. No I think it's been a very positive thing for us. It's allowing people to build an application for up to five people on our software and have the whole suite out there as opposed to just a sub-set of it.

(Steve Tephalian): Very good. I know that I downloaded the software and I just started getting involved in it and I had a follow-up phone call from a gentleman named I believe Matthew Sachs.

Robert Felton: Mm-hm.

(Steve Tephalian): And he was very informative, very polite. And I just wanted you to know too that he did follow up, you know, he - because I downloaded the software so I was actually happy to hear that. Even though I'm an investor and not a prospective customer I was happy to see that that kind of follow-up was happening.

Robert Felton: Absolutely. The staff is amazing. Matt is in - on our sales side. We just moved him into sales from the products - or from the consulting side. But he's ver- he's been doing a good job as has our support staff. So we do follow up on the people that download. We send them e-mails. We talk to them and we make sure that they have a good experience with us also.

(Steve Tephalian): Thanks for your time and your candor.

Robert Felton: Thank you.

(Steve Tephalian): Okay.

Coordinator: Thank you and again that is star 1 if you would like to ask a question. Please press star 1 on your telephone keypad.

And I show no further questions. At this time I'll turn the conference back over to our host.

Robert Felton: Okay Rob are you going to wrap it up?

Robert Hughes: Go ahead Bob.

Robert Felton: Okay well I just want to thank everybody again for your questions, for your support. And we're most appreciative of that.

We are still absolutely enthusiastic about our value proposition and we believe that the activity we're now seeing will lead to a better quarter next quarter and that's our full intent and everybody's working real hard to do that. So again thank you for your participation in the call and for your interest in the Company and we'll talk to you in three months. Take care now.

Coordinator: Thank you for participating in today's TenFold Corporation Conference and have a great day. You may disconnect at this time.

END